Exhibit 23.4

621 SEVENTEENTH STREET, SUITE 1550 DENVER, COLORADO 80293 (303)623-9147

CONSENT OF INDEPENDENT PETROLEUM ENGINEERS AND GEOLOGISTS

We hereby consent to the inclusion of all references to this firm in this Registration Statement on Form S-3 of SandRidge Energy, Inc. (“Registration Statement”), including under the heading “Experts.” In addition, we consent to the incorporation by reference in this Registration Statement of (i) all references to this firm in SandRidge Energy, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2018, filed with the U.S. Securities and Exchange Commission on March 5, 2019, including any amendments thereto (the “SandRidge Annual Report”), and (ii) all references in the SandRidge Annual Report to, and the inclusion of information taken from, the three reports listed below:

December 31, 2018, SandRidge Energy, Inc. Interest in Certain Properties located in the United States — SEC Price Case

December 31, 2017, SandRidge Energy, Inc. Interest in Certain Properties located in the United States — SEC Price Case

December 31, 2016, SandRidge Energy, Inc. Interest in Certain Properties located in the United States — SEC Price Case

/s/ Ryder Scott Company, L.P.

RYDER SCOTT COMPANY, L.P.

Denver, Colorado

July 23, 2019

1100 LOUISIANA, SUITE 4600	HOUSTON, TEXAS 77002-5218	TEL (713) 651-9191	FAX (713) 651-0849

1015 4TH STREET S.W. SUITE 600	CALGARY, ALBERTA T2R 1J4	TEL (403) 262-2799	FAX (403) 262-2790